Exhibit 99.1

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS REPORTS FOURTH QUARTER NORMALIZED FFO OF $0.47 PER SHARE;

2004 Normalized FFO Rises 17 Percent to $1.80 Per Share;

2005 FIRST QUARTER DIVIDEND INCREASES 11 PERCENT TO $0.36 PER SHARE;

2004 Investment Activity Exceeds $400 Million

LOUISVILLE, KY (February 28, 2005) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that fourth quarter 2004 normalized Funds from Operations (“FFO”) rose 24 percent to $40.1 million, compared with $32.3 million in the fourth quarter 2003. Normalized FFO per diluted share in the fourth quarter 2004 increased 18 percent to $0.47 from $0.40 per diluted share for the comparable 2003 period. In the fourth quarter ended December 31, 2004, the Company had 85.2 million weighted average diluted shares outstanding, compared to 81.2 million weighted average diluted shares outstanding a year earlier.

Normalized FFO per diluted share for the year ended December 31, 2004 was $1.80, a 17 percent increase from the year ended December 31, 2003 level of $1.54 per diluted share. Normalized FFO for 2004 grew 23 percent year-over-year, to $151.7 million in 2004 from $123.5 million in 2003.

Normalized FFO for all periods excludes the benefit of a $20.2 million reversal of a previously recorded contingent liability that increased operating income in the first quarter of 2003, a $9.0 million gain on sales of common stock of the Company’s primary tenant, Kindred Healthcare, Inc. (NYSE:KND) (“Kindred”), which the Company realized during the year ended December 31, 2003, and a $1.4 million loss on extinguishment of debt recognized during the third quarter of 2004 due to the Company’s refinancing of its credit facility.

Results for the fourth quarter and full year benefited from the Company’s accelerated investment activity and increased rent from its diversified portfolio of quality healthcare and senior housing assets.

Ventas also said that its Board of Directors voted to increase the Company’s first quarter 2005 dividend to $0.36 per share, an increase of 11 percent from the quarterly 2004 dividend of $0.325. The Ventas first quarter dividend is payable April 5, 2005 to stockholders of record on March 24, 2005.

“Ventas delivered another excellent year of performance for its shareholders. In 2004, we again produced double-digit FFO growth. Our $400 million of accretive acquisitions added to our strong internal growth rate and diversified our tenant and asset base,” Ventas Chairman, President and CEO Debra A. Cafaro said. “Ventas was the best performing REIT in the Morgan Stanley REIT Index (RMS) for the five year period ended December 31, 2004, with a compound annual total shareholder return of over 59 percent.

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Ventas Reports Fourth Quarter 2004

February 28, 2005

“We are beginning 2005 on a positive note by increasing our quarterly dividend 11 percent. This increase shares the benefits of our strong and reliable cash flow with our shareholders and indicates our confidence in our assets, our revenue stream and our industry,” Cafaro said. “Looking ahead, we remain committed to managing the Company to deliver long-term shareholder value and superior risk adjusted return.”

GAAP NET INCOME

Ventas reported fourth quarter 2004 net income of $46.7 million, or $0.55 per diluted share, after discontinued operations of $20.2 million, or $0.24 per diluted share. In the fourth quarter of 2003, Ventas reported net income of $77.1 million, or $0.96 per diluted share, after discontinued operations of $62.0 million, or $0.78 per diluted share. Net income was higher in the fourth quarter of 2003 due to larger gains on the sale of real estate, which were $55.0 million in the fourth quarter of 2003 compared to $19.4 million in the fourth quarter of 2004.

Net income for the year ended December 31, 2004 was $120.9 million, or $1.43 per diluted share, after discontinued operations of $20.7 million, or $0.24 per diluted share, compared with net income for the year ended December 31, 2003 of $162.8 million, or $2.03 per diluted share, after discontinued operations of $66.6 million, or $0.83 per diluted share. Net income was higher for the year ended December 31, 2003 due to larger gains on the sale of real estate, which were $51.8 million, $0.65 per diluted share, in 2003 compared to $19.4 million, $0.23 per diluted share, in 2004.

A breakdown of discontinued operations is included in a schedule attached to this Press Release.

FOURTH QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	Between October 27 and December 31, 2004, Ventas purchased a combined independent and assisted living facility for $38.5 million. The 221-unit facility is located in Framingham, Massachusetts. Initial cash rent on this investment exceeds 9 percent.

•	Year to date, Ventas has invested an additional $49.0 million in healthcare and senior housing assets. The initial cash yield on these investments exceeds 9 percent. The investments consist of an acute care hospital, one assisted living facility, three medical office buildings and a first mortgage loan.

•	With these completed transactions, annualized rent from Kindred represents approximately 76 percent of the Company’s run rate total revenue, assuming a full first quarter effect of all acquisitions. Annualized rent from market rate, non-government reimbursed assets in the Company’s portfolio represents 16 percent of the Company’s annualized revenue on the same basis.

•	Assets leased to Kindred now represent 65 percent of the Company’s total real estate assets, measured on a gross book value basis.

•	Ventas said its acquisition pipeline remains active and that it expects to continue to aggressively implement its strategic growth and diversification plan in 2005.

•	Ventas recorded a gain of $19.4 million during the fourth quarter from the sale of two hospitals to Kindred, which had previously leased those facilities from Ventas.

•	As of December 31, 2004, Ventas’s enterprise value exceeded $3.1 billion.

•	In 2004, Ventas acquired more than $400 million of new healthcare and senior housing assets.

•	The Company maintained a strong balance sheet at December 31, 2004, with a fourth quarter pro forma annualized net debt-to-EBITDA ratio of 3.5 times.

•	Moody’s recently re-affirmed the Company’s debt rating at Ba3, retaining its “positive” outlook.

•	Ventas delivered Total Shareholder Return (TSR) of 31 percent for 2004, compared with the healthcare REIT sector average and median of 22 percent.

•	The 225 skilled nursing facilities and hospitals leased by the Company to Kindred produced EBITDAR to rent coverage of 1.8 times (after management fees) for the trailing twelve month period ended September 30, 2004 (the latest date available). Further information detailing these rent coverages is contained on a schedule attached to this Press Release.

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Ventas Reports Fourth Quarter 2004

February 28, 2005

•	On October 1, 2004, Medicare reimbursement for skilled nursing facilities increased by 2.8 percent.

•	In the first quarter of 2005, CMS proposed a Medicare rate increase of approximately 5.5 percent for long-term acute care hospitals.

•	Ventas expects to file its 2004 Form 10-K on or about March 1, 2005, including unqualified management certifications and an unqualified auditor opinion under section 404 of the Sarbanes-Oxley Act of 2002.

FOURTH QUARTER 2004 RESULTS

Rental revenue for the quarter ended December 31, 2004 was $61.3 million, of which $48.6 million resulted from leases with Kindred. Fourth quarter expenses totaled $35.7 million and included $12.9 million of depreciation expense and $17.8 million of interest expense. Interest expense for the 2004 fourth quarter included a $0.5 million non-cash expense for “swap ineffectiveness.” Combined general and administrative expenses and professional fees totaled $4.1 million. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $0.5 million.

FULL YEAR 2004 RESULTS

Rental revenue for the year ended December 31, 2004 was $232.9 million, of which $192.4 million resulted from leases with Kindred. Expenses for the year ended December 31, 2004 totaled $136.7 million and included $49.0 million of depreciation expense, $66.8 million of interest expense and $16.9 million of combined general and administrative expenses and professional fees. Property-level operating expenses for the period were $1.3 million.

VENTAS AFFIRMS 2005 NORMALIZED FFO GUIDANCE

Ventas affirmed its 2005 normalized FFO guidance between $1.89 and $1.93 per diluted share. The Company’s normalized FFO guidance assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company. In addition, the Company’s normalized FFO guidance (and related GAAP earnings projections) excludes gains and losses on the sales of assets and the impact of future acquisitions, divestitures and capital transactions. Its guidance also excludes the future impact of (a) any expense the Company records for non-cash “swap ineffectiveness,” and (b) any expenses related to asset impairment, the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

The Company’s normalized FFO guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

Reconciliation of the Company’s normalized FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may from time to time update its publicly announced normalized FFO guidance, but it is not obligated to do so.

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Ventas Reports Fourth Quarter 2004

February 28, 2005

FOURTH QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Tuesday, March 1, 2005, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being web cast by CCBN and can be accessed at the Ventas website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the web cast will be available at approximately 12:00 p.m. Eastern Time and will be archived for thirty (30) days.

VENTAS OFFERS DRIP DISCOUNT OF ONE PERCENT

Ventas said today that, beginning in March 2005, it will offer a one percent discount on the purchase price of its stock to shareholders who reinvest their dividends and/or make optional cash purchases of Ventas common stock through the Company’s Distribution Reinvestment and Stock Purchase Plan (DRIP). Previously, the discount offered on these reinvestments and cash purchases was two percent. The Company reserves the right to change or terminate its DRIP program.

For full details of the DRIP, please refer to the Company’s Prospectus and the supplements thereto, which are available from the Plan Administrator, National City Bank, at 1-800-622-6757.

Ventas, Inc. is a leading healthcare real estate investment trust that owns 292 healthcare and senior housing assets in 39 states. Its properties include 41 hospitals, 201 skilled nursing facilities, 31 senior housing facilities, and 19 other healthcare assets. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company’s spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, consummate and integrate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ended December 31, 2004 and for the year ending December 31, 2005, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the

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Ventas Reports Fourth Quarter 2004

February 28, 2005

Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports Fourth Quarter 2004

February 28, 2005

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2004, September 30, 2004, June 30, 2004, March 31, 2004 and December 31, 2003

(In thousands)

	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$147,327	$140,969	$136,634	$132,433	$104,300
Building and improvements	1,364,884	1,333,310	1,299,660	1,233,827	985,881

	1,512,211	1,474,279	1,436,294	1,366,260	1,090,181
Accumulated depreciation	(454,110)	(444,859)	(431,707)	(419,664)	(408,891)

Total net real estate property	1,058,101	1,029,420	1,004,587	946,596	681,290
Loan receivable, net	13,031	16,309	16,423	16,437	16,455

Total net real estate investments	1,071,132	1,045,729	1,021,010	963,033	697,745
Cash and cash equivalents	3,365	3,805	8,880	1,723	82,104
Escrow deposits and restricted cash	25,710	16,757	18,358	18,984	7,575
Deferred financing costs, net	13,550	11,738	11,423	12,443	13,465
Notes receivable from employees	3,216	3,269	3,251	3,609	3,772
Other	9,962	10,047	10,081	7,527	8,189

Total assets	$1,126,935	$1,091,345	$1,073,003	$1,007,319	$812,850

Liabilities and stockholders’ equity
Liabilities:
Senior Notes payable and other debt	$843,178	$853,774	$851,675	$782,362	$640,562
Deferred revenue	12,887	13,536	14,204	14,718	15,308
Interest rate swap agreements	16,550	21,133	18,251	32,041	27,868
Accrued dividend	27,498	—	—	—	21,614
Accrued interest	8,743	15,261	6,718	14,525	5,821
Accounts payable and other accrued liabilities	27,461	27,074	22,133	19,386	14,968
Deferred income taxes	30,394	30,394	30,394	30,394	30,394

Total liabilities	966,711	961,172	943,375	893,426	756,535

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 85,131 shares issued at December 31, 2004	21,283	21,233	21,190	21,157	20,652
Capital in excess of par value	208,903	204,393	201,482	199,945	162,466
Unearned compensation on restricted stock	(633)	(968)	(1,235)	(1,339)	(748)
Accumulated other comprehensive loss	(9,114)	(13,588)	(10,129)	(23,341)	(18,294)
Retained earnings (deficit)	(45,297)	(64,473)	(62,377)	(60,740)	(56,790)

	175,142	146,597	148,931	135,682	107,286
Treasury stock, 532 shares at December 31, 2004	(14,918)	(16,424)	(19,303)	(21,789)	(50,971)

Total stockholders’ equity	160,224	130,173	129,628	113,893	56,315

Total liabilities and stockholders’ equity	$1,126,935	$1,091,345	$1,073,003	$1,007,319	$812,850

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Ventas Reports Fourth Quarter 2004

February 28, 2005

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2004 and 2003

(In thousands, except per share amounts)

	2004	2003
Revenues:
Rental income	$232,911	$189,987
Interest income from loan receivable	2,958	3,036
Interest and other income	987	1,696

Total revenues	236,856	194,719
Expenses:
Property-level operating expenses	1,337	—
General, administrative and professional fees	16,917	15,158
Reversal of contingent liability	—	(20,164)
Amortization of restricted stock grants	1,207	1,274
Depreciation	49,035	39,500
Net loss on swap breakage	—	5,168
Interest	66,817	61,660
Loss on extinguishment of debt	1,370	84
Interest on United States Settlement	—	4,943

Total expenses	136,683	107,623

Operating income	100,173	87,096
Gain on sale of Kindred common stock	—	9,039

Income before discontinued operations	100,173	96,135
Discontinued operations	20,727	66,618

Net income	$120,900	$162,753

Earnings per common share:
Basic:
Income before discontinued operations	$1.20	$1.21
Net income	$1.45	$2.05
Diluted:
Income before discontinued operations	$1.19	$1.20
Net income	$1.43	$2.03

Shares used in computing earnings per common share:
Basic	83,491	79,340
Diluted	84,352	80,094

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Ventas Reports Fourth Quarter 2004

February 28, 2005

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004 and 2003

(In thousands)

	2004	2003
Cash flows from operating activities:
Net income	$120,900	$162,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	49,238	41,943
Amortization of deferred financing costs	3,895	4,095
Amortization of restricted stock grants	1,207	1,274
Reversal of contingent liability	—	(20,164)
Straight-lining of rental income	(2,462)	(108)
Gain on sale of Kindred common stock	—	(9,039)
Loss on extinguishment of debt	1,370	84
Gain on sale of real estate assets (included in discontinued operations)	(19,428)	(51,781)
Loss on impairment of asset (included in discontinued operations)	—	845
Amortization of deferred revenue	(2,577)	(3,707)
Net loss on swap breakage	—	5,168
Other	(2,016)	(212)
Changes in operating assets and liabilities:
(Increase) decrease in escrow deposits and restricted cash	(8,965)	12,378
Increase in other assets	(102)	(1,892)
Increase (decrease) in accrued interest	2,922	(1,416)
Increase (decrease) in accounts payable and accrued and other liabilities	5,976	(2,855)

Net cash provided by operating activities	149,958	137,366
Cash flows from investing activities:
Net investment in real estate property	(323,729)	—
Net proceeds from sale of real estate	21,100	139,164
Proceeds from sale of Kindred common stock	—	20,223
Proceeds from loan receivable	3,580	205
Purchase of furniture and equipment	(202)	(258)
Decrease in notes receivable from employees	556	367

Net cash (used in) provided by investing activities	(298,695)	159,701
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	39,000	(59,900)
Issuance of Senior Notes	125,000	—
Purchase of Senior Notes	—	(37,366)
Repayment of debt	(67,011)	(7,247)
Payment of swap breakage fee	—	(8,575)
Payment on the United States Settlement	—	(46,647)
Payment of deferred financing costs	(5,350)	(40)
Issuance of common stock	64,206	—
Proceeds from stock option exercises	17,676	22,604
Cash dividends to stockholders	(103,523)	(80,247)

Net cash provided by (used in) financing activities	69,998	(217,418)

Net (decrease) increase in cash and cash equivalents	(78,739)	79,649
Cash and cash equivalents at beginning of period	82,104	2,455

Cash and cash equivalents at end of period	$3,365	$82,104

Supplemental schedule of noncash activities:
Assets and liabilities assumed from acquisitions:
Real estate investments	$103,603	$—
Escrow deposits and restricted cash	9,170	—
Other assets acquired	206	—
Debt	105,627	—
Other liabilities assumed	7,352	—

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Ventas Reports Fourth Quarter 2004

February 28, 2005

SUPPLEMENTAL DATA

Funds from Operations

FFO and normalized FFO for the four quarters and year ended December 31, 2004 (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net income	$23,275	$25,654	$25,297	$46,674	$120,900
Adjustments:
Depreciation on real estate assets	10,722	11,991	13,102	12,832	48,647
Other items:
Discontinued operations:
Depreciation on real estate assets	51	51	51	50	203
Gain on sale of real estate	—	—	—	(19,428)	(19,428)

FFO	34,048	37,696	38,450	40,128	150,322

Loss on extinguishment of debt	—	—	1,370	—	1,370

Normalized FFO	$34,048	$37,696	$39,820	$40,128	$151,692

Per diluted share:
Net income	$0.28	$0.30	$0.30	$0.55	$1.43
Adjustments:
Depreciation on real estate assets	0.13	0.15	0.15	0.15	0.58
Other items:
Discontinued operations:
Depreciation on real estate assets	—	—	—	—	—
Gain on sale of real estate	—	—	—	(0.23)	(0.23)

FFO	0.41	0.45	0.45	0.47	1.78

Loss on extinguishment of debt	—	—	0.02	—	0.02

Normalized FFO	$0.41	$0.45	$0.47	$0.47	$1.80

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Ventas Reports Fourth Quarter 2004

February 28, 2005

Projected FFO per diluted share for the year ending December 31, 2005:

	GUIDANCE
	December 31, 2005
Net income	$1.25	-	$1.28
Adjustments:
Depreciation on real estate assets	0.64	-	0.65

FFO	$1.89	-	$1.93

Normalized FFO	$1.89	-	$1.93

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP) or as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Fourth Quarter 2004

February 28, 2005

Pro Forma Net Debt to EBITDA

The following pro forma information considers the effect on net income, interest and depreciation as if the Company had consummated the acquisition of two properties and the sale of two properties during the fourth quarter 2004 as of the beginning of the three month period ended December 31, 2004. The following table illustrates net debt to pro forma earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the three months ended December 31, 2004 (dollars in thousands):

	Three Months Ended December 31, 2004
Pro forma net income	$26,714
Add back:
Pro forma interest	18,197
Pro forma depreciation	13,103
Amortization of restricted stock grants	336

Pro forma EBITDA	$58,350

Pro forma annualized EBITDA	$233,400

Debt	$843,178
Cash	(3,365)
Restricted cash pertaining to debt	(6,896)
Escrow deposits pertaining to Section 1031 Exchange	(9,500)

Net debt	$823,417

Net debt to pro forma annualized EBITDA	3.5	x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the Net Debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Fourth Quarter 2004

February 28, 2005

Ventas, Inc.

2004 QUARTERLY STATEMENTS OF INCOME

(in thousands, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenues:
Rental income	$52,906	$58,368	$60,310	$61,327	$232,911
Interest income from loan receivable	756	755	763	684	2,958
Interest and other income	281	302	189	215	987

Total revenues	53,943	59,425	61,262	62,226	236,856

Expenses:
Property-level operating expenses	207	290	372	468	1,337
General, administrative and professional fees	4,338	4,416	4,047	4,116	16,917
Amortization of restricted stock grants	271	279	321	336	1,207
Depreciation	10,807	12,085	13,204	12,939	49,035
Interest	15,229	16,891	16,848	17,849	66,817
Loss on extinguishment of debt	—	—	1,370	—	1,370

Total expenses	30,852	33,961	36,162	35,708	136,683

Operating income	23,091	25,464	25,100	26,518	100,173
Discontinued operations	184	190	197	20,156	20,727

Net income	$23,275	$25,654	$25,297	$46,674	$120,900

Weighted average number of shares outstanding, basic	81,703	83,820	84,073	84,532	83,491
Weighted average number of shares outstanding, diluted	82,760	84,565	84,889	85,180	84,352

Earnings per common share:
Basic:
Income before discontinued operations	$0.28	$0.30	$0.30	$0.32	$1.20
Discontinued operations	0.00	0.01	0.00	0.24	0.25

Net income	$0.28	$0.31	$0.30	$0.56	$1.45

Diluted:
Income before discontinued operations	$0.28	$0.30	$0.30	$0.31	$1.19
Discontinued operations	0.00	0.00	0.00	0.24	0.24

Net income	$0.28	$0.30	$0.30	$0.55	$1.43

Discontinued Operations
Revenues	$334	$342	$346	$370	$1,392
Interest and other income	—	—	—	500	500
Interest	99	101	98	92	390
Depreciation	51	51	51	50	203

Income before gain on sale of real estate	184	190	197	728	1,299
Gain on sale of real estate	—	—	—	19,428	19,428

Discontinued operations	$184	$190	$197	$20,156	$20,727

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Ventas Reports Fourth Quarter 2004

February 28, 2005

Ventas, Inc.

2003 QUARTERLY STATEMENTS OF INCOME

(in thousands, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenues:
Rental income	$45,479	$46,413	$49,021	$49,074	$189,987
Interest income from loan receivable	747	758	766	765	3,036
Interest and other income	492	553	280	371	1,696

Total revenues	46,718	47,724	50,067	50,210	194,719

Expenses:
General, administrative and professional fees	3,900	3,782	3,552	3,924	15,158
Reversal of contingent liability	(20,164)	—	—	—	(20,164)
Amortization of restricted stock grants	291	310	309	364	1,274
Depreciation	9,873	9,870	9,897	9,860	39,500
Net loss on swap breakage	—	—	—	5,168	5,168
Interest	15,830	15,925	14,209	15,696	61,660
Loss on extinguishment of debt	—	—	—	84	84
Interest on United States Settlement	1,182	3,761	—	—	4,943

Total expenses	10,912	33,648	27,967	35,096	107,623

Operating income	35,806	14,076	22,100	15,114	87,096
Gain on sale of Kindred common stock	—	922	8,117	—	9,039

Income before discontinued operations	35,806	14,998	30,217	15,114	96,135
Discontinued operations	1,482	1,131	1,995	62,010	66,618

Net income	$37,288	$16,129	$32,212	$77,124	$162,753

Weighted average number of shares outstanding, basic	78,834	78,935	79,389	80,187	79,340
Weighted average number of shares outstanding, diluted	79,296	79,575	80,258	81,232	80,094

Earnings per common share:
Basic:
Income before discontinued operations	$0.45	$0.19	$0.38	$0.19	$1.21
Discontinued operations	0.02	0.01	0.03	0.78	0.84

Net income	$0.47	$0.20	$0.41	$0.97	$2.05

Diluted:
Income before discontinued operations	$0.45	$0.19	$0.38	$0.18	$1.20
Discontinued operations	0.02	0.01	0.02	0.78	0.83

Net income	$0.47	$0.20	$0.40	$0.96	$2.03

Discontinued Operations
Revenues	$3,705	$4,487	$1,595	$1,723	$11,510
Interest and other income	—	4,116	—	6,000	10,116
Interest	1,295	1,290	479	437	3,501
Depreciation	928	928	341	246	2,443
Loss on impairment of asset held for sale	—	—	845	—	845

Income (loss) before gain (loss) on sale of real estate	1,482	6,385	(70)	7,040	14,837
Gain (loss) on sale of real estate	—	(5,254)	2,065	54,970	51,781

Discontinued operations	$1,482	$1,131	$1,995	$62,010	$66,618

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Ventas Reports Fourth Quarter 2004

February 28, 2005

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of healthcare properties as of and for the year ended December 31, 2004 (dollars in thousands):

	As of and for the Year Ended December 31, 2004
Portfolio by Type	# of Properties	# of Beds/Units	Revenue	Percent of Total Revenues[1]	# of States
Healthcare properties:
Skilled nursing facilities	201	25,532	$135,854	57.4%	31
Hospitals	40	3,557	70,517	29.8%	19
Senior housing facilities	30	3,684	22,364	9.4%	13
Other facilities	16	122	4,176	1.7%	4

Total	287	32,895	$232,911	98.3%	39

Other real estate investments:
Loan receivable	25	1,983	$2,958

[1]	The remainder of our total revenues is interest income from loan receivable and interest and other income.

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease:

Master Lease	TTM [1] EBITDARM Coverage [2]	TTM [1] EBITDAR Coverage [3]
1	2.9	2.3
2	2.6	2.0
3	2.1	1.5
4	1.9	1.3
5	1.9	1.4

Portfolio	2.4	1.8

[1]	Trailing Twelve Months EBITDARM and EBITDAR for the period ended September 30, 2004 (the latest available data provided by Kindred) to the Company’s Trailing Twelve Months cash rental revenue.
[2]	Coverage reflects the ratio of Kindred’s EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization, rent and management fees. In the calculation of Trailing Twelve Months EBITDARM, intercompany profit pertaining to services provided by Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the nine months ended September 30, 2004 has been eliminated from purchased ancillary expenses within the Ventas portfolio.
[3]	Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a five percent management fee. In the calculation of Trailing Twelve Months EBITDAR, intercompany profit pertaining to Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the nine months ended September 30, 2004 has been eliminated from purchased ancillary expenses within the Ventas portfolio.

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Ventas Reports Fourth Quarter 2004

February 28, 2005

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities as of December 31, 2004 (in thousands):

2005	$4,793
2006	215,752
2007	40,884
2008	2,019
2009	206,440
Thereafter	373,290

Total	$843,178

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